EXHIBIT 23.2

CONSENT OF NOVOGRADAC & COMPANY LLP, INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement (No. 333-221617) on Form S-8 of Invitation Homes Inc. and the registration statement (No. 333-215842) on Form S-8 of Invitation Homes Inc. of our report dated March 13, 2017 with respect to the consolidated financial statements of Waypoint/GI Venture, LLC and Subsidiaries as of and for the year ended December 31, 2016, which report is incorporated by reference in this Current Report on Form 8-K of Invitation Homes Inc.

/s/ Novogradac & Company LLP

Walnut Creek, California

November 16, 2017